EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES
               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                   (in thousands, except for per share data)




                                        Second Quarter      First Six Months
                                       1997      1996       1997       1996

Primary
Average common shares outstanding      55,454    55,504     55,440     55,534
Net effect of dilutive stock options
  based on treasury stock method using
  average market price                    171        59        175         31

Weighted average shares outstanding    55,625    55,563     55,615     55,565


  Net income                         $ 15,552  $ 35,406   $ 28,801   $ 81,832

  Earnings per share                   $  .28    $  .63     $  .52     $ 1.47

Fully Diluted
Average common shares outstanding      55,454    55,504     55,440     55,534
Net effect of dilutive stock options
  based on treasury stock method
  using the closing market price, if
  higher than average market price        202       105        190         54

Weighted average shares outstanding    55,656    55,609     55,630     55,588

  Net income                         $ 15,552  $ 35,406   $ 28,801   $ 81,832

  Earnings per share                   $  .28    $  .63     $  .52     $ 1.47